Equitable Financial Life Insurance Company
Equitable Financial Life Insurance Company of America
Mailing address: PO Box 1047, Charlotte, NC 28201-1047
Section C—Trust Owner Questionnaire and Certification for New Business
Trust Owner                Forming a Part of the Application for Life Insurance
Proposed Insured Name: Date of Birth (mm/dd/yyyy)
1. Trust Name Trust IN/TIN
2. Primary Address
City    State Zip
3. Email Address
Trustee(s) of the Trust named Proposed Owner
4. Name of Trustee a. Relationship to the Proposed Insured b. Duration of relationship c. Is the Trust?                Revocable    Irrevocable
5. Date of Birth (mm/dd/yyyy) 6. SSN/EIN/TIN
7. Trustee Primary address
City    State Zip code
8. Driver’s License# State Exp. Date (mm/dd/yyyy) If no DL, provide Government ID# State Exp. Date (mm/dd/yyyy)
9. Situs of Trust: The Trust is subject to the laws of the state of Date of Trust (mm/dd/yyyy)
10. Name(s) of Grantor(s)
11. Name(s) of current Beneficiary(ies) of the Trust
12. What is the nature of the relationship between the Grantor(s) and Beneficiary(ies)?
13. Did the Proposed Insured and/or the Owner retain an attorney to prepare the Trust documents?                 Yes    No
If ‘‘Yes,’’, please provide name and address of attorney below. If ‘‘No,’’ provide the name and address of the person or entity that did prepare the Trust documents.
Name Relationship to the Proposed Insured Address City State Zip code
14. Can interests in the Trust be sold without changing the terms of the Trust?                Yes No
Other Insurance
15. Does the Proposed Owner have any life insurance/annuities currently in force, including any policy that has been sold, settled or assigned to or with a settlement or viatical company or any other person or entity? Yes No
16. Will the coverage applied for replace, change or affect any existing policy(ies) or contract(s) for the Proposed Owner? Yes No

List the details below for any “Yes” answer to questions 15 and/or 16 (Type: P=Personal, B=Business, G=Group, A=Annuity)
Policy or Replaced, Year
Company Name Face Amount Contract Changed or 1035 Exch. Type Issued Number Affected
Y N Y N Y N Y N Y N Y N
Purpose of Insurance
17. Please select the appropriate checkbox.
Individual
Income Replacement Mortgage/Debt Repayment Estate Planning Charitable/Gifting Other
Business
Key Person Buy-Sell Deferred Comp Other
Loan Indemnification/Amount of Loan $ Duration Interest charged on loan Collateral pledged to secure loan
Certification/Terms and Conditions
  The Trust has not been revoked, modified, or amended in any manner that would cause the statements contained in this Trust Owner Questionnaire and Certification to be incorrect.
The Trust exists under applicable state laws and is in full force and effect.
The Trust named is allowed to purchase life insurance and securities under the trust document. I (We) further represent that beneficial interests in the Trust are at this time, and currently intend to be only for parties who are related closely by blood or law, and have a substantial interest in the Proposed Insured(s) engendered by love and affection, or those who have a lawful and substantial economic interest in the continued life of the Proposed Insured(s).
I/We have the authority under the Trust (acting alone or with other Trustees as noted above) and applicable law to enter into transactions, issue instructions on this account for, and at the risk of the Trust, and agree that all transactions and instructions will be in full compliance with the Trust.
I/We (jointly and severally) agree to indemnify Equitable Financial Life Insurance Company/Equitable Financial Life Insurance Company of America (“the Company”) from and hold the Company harmless for any and all losses, liabilities, claims, and costs (including reasonable attorneys’ fees) resulting from our effecting any transaction or acting upon any instruction given by me/us or any third party I/we authorize on my/our account, or from my/our action on inaction, whether intentional or not, including losses resulting from the action or inaction of any authorized agent, advisor, or any other third party I/we authorize on my/our account. I/We further agree that the indemnifications in this bullet are in addition to, and do not limit, any rights that the Company may have under any other agreement with me/us.
I/We will inform the Company in writing of any changes to these certifications (such as a change of Trustees).